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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.1)*


                      First Robinson Financial Corporation
            --------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
        -----------------------------------------------------------------
                         (Title of Class of Securities)


                                   336188-10-7
                             ----------------------
                                 (CUSIP Number)


                                  June 20, 2003
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------                                     -------------------
CUSIP No. 336188-10-7                 13G                   Page 2 of 7 Pages
----------------------                                     -------------------

------ -------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Name: Senco Construction, Inc.
------ -------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [X]
                                                             (b) [ ]
------ -------------------------------------------------------------------------
  3.   SEC USE ONLY

------ -------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
------ -------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
   NUMBER OF
    SHARES       ------ --------------------------------------------------------
  BENEFICIALLY     6.   SHARED VOTING POWER
   OWNED BY                  47,134
     EACH        ------ --------------------------------------------------------
  REPORTING        7.   SOLE DISPOSITIVE POWER
    PERSON
     WITH        ------ --------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                             47,134
------ -------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       47,134
------ -------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES
       [ ]
------ -------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.01%

------ -------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON
                                  CO
------ -------------------------------------------------------------------------

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----------------------                                     -------------------
CUSIP No. 336188-10-7                 13G                   Page 3 of 7 Pages
----------------------                                     -------------------

------ -------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Name:  Steven E. Neeley
------ -------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [X]
                                                             (b) [ ]
------ -------------------------------------------------------------------------
  3.   SEC USE ONLY

------ -------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A
------ -------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
   NUMBER OF
    SHARES       ------ --------------------------------------------------------
  BENEFICIALLY     6.   SHARED VOTING POWER
   OWNED BY                  47,134
     EACH        ------ --------------------------------------------------------
  REPORTING        7.   SOLE DISPOSITIVE POWER
    PERSON
     WITH        ------ --------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                             47,134
------ -------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       47,134
------ -------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES
       [ ]
------ -------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.01%

------ -------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON
                                  IN
------ -------------------------------------------------------------------------

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----------------------                                     -------------------
CUSIP No. 336188-10-7                 13G                   Page 4 of 7 Pages
----------------------                                     -------------------

------ -------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Name:  Valerie J. Neeley
------ -------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [X]
                                                             (b) [ ]
------ -------------------------------------------------------------------------
  3.   SEC USE ONLY

------ -------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A
------ -------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
   NUMBER OF
    SHARES       ------ --------------------------------------------------------
  BENEFICIALLY     6.   SHARED VOTING POWER
   OWNED BY                  47,134
     EACH        ------ --------------------------------------------------------
  REPORTING        7.   SOLE DISPOSITIVE POWER
    PERSON
     WITH        ------ --------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                             47,134
------ -------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       47,134
------ -------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES
       [ ]
------ -------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.01%

------ -------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON
                                  IN
------ -------------------------------------------------------------------------

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----------------------                                     -------------------
CUSIP No. 336188-10-7                 13G                   Page 5 of 7 Pages
----------------------                                     -------------------


Note: Senco Construction, Inc. previously filed a Schedule 13D on January 17, 2001 and a Schedule 13G on December 31, 2001. Pursuant to the rules and regulations of the Securities and Exchange Commission, this Amended Schedule 13G is deemed to amend the previously filed Schedule 13D and Schedule 13G.

Item 1(a)      Name of Issuer:   First Robinson Financial Corporation

         (b)   Address of Issuer's Principal Executive Offices:
                                 501 E. Main Street, Robinson, Illinois  62454

Item 2(a)      Name of Person Filing:
Item 2(b)      Address of Principal Business Office:
Item 2(c)      Citizenship:

                        Senco Construction, Inc.
                        Highway 33 East
                        P.O. Box 651
                        Robinson, Illinois 62454
                        Illinois corporation

                        Steven E. Neeley
                        Highway 33 East
                        P.O. Box 651
                        Robinson, Illinois 62454
                        U.S. citizen

                        Valerie J. Neeley
                        Highway  33 East
                        P.O. Box 651
                        Robinson, Illinois 62454
                        U.S. citizen

          d)      Title of Class of Securities:
                                         Common Stock, par value $0.01 per share

         (e)      CUSIP Number:     336188-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

                  (a)   [__]  Broker or dealer registered under Section 15 of
                              the Exchange Act;

                  (b)   [__]  Bank as defined in Section 3(a)(6) of the Exchange
                               Act;

                  (c)   [__]  Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act;

                  (d)   [__]  Investment company registered under Section 8 of
                              the Investment Company Act;

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----------------------                                     -------------------
CUSIP No. 336188-10-7                 13G                   Page 6 of 7 Pages
----------------------                                     -------------------


                  (e)   [__]  An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);

                  (f)   [__]  An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)   [__]  A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

                  (h)   [__]  A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                  (i)   [__]  A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)   [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4   Ownership:
                  Senco Construction, Inc.
                  Steven E. Neeley
                  Valerie J. Neeley

         (a)      Amount beneficially owned:   47,134 shares of common stock

         (b)      Percent of Class: 9.01%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                  (ii)  shared power to vote or to direct the vote:  47,134

                  (iii) sole power to dispose or to direct the disposition of:

                  (iv)  shared power to dispose or to direct the disposition of:
                                                                          47,134

**Senco Construction, Inc. ("Senco") is the record holder and beneficial owner of 37,500 shares, the Senco Construction Profit Sharing Plan is the record holder and beneficial owner of 113 shares, Steven E. Neeley and Valerie J. Neeley are jointly the record holder and beneficial owner of 9,300 shares, and Steven E. Neeley is the record holder and beneficial owner of 221 shares through the First Robinson Savings and Loan Directors Retirement Plan. Senco is a closely held corporation jointly owned by Steven E. Neeley and Valerie J. Neeley. Steven E. Neeley is the President of Senco and Valerie J. Neeley is the Treasurer of Senco. Steven E. Neeley is the trustee of the Senco Construction Profit Sharing Plan.

Item 5   Ownership of Five Percent or Less of a Class:
                                    Not Applicable.
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----------------------                                     -------------------
CUSIP No. 336188-10-7                 13G                   Page 7 of 7 Pages
----------------------                                     -------------------

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                            Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                            Not Applicable.

Item 8   Identification and Classification of Members of the Group:
                            See Item 4 above.

Item 9   Notice of Dissolution of Group:
                            Not Applicable.

Item 10  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 26th day of June 2003

SENCO CONSTRUCTION, INC.

By: /s/ Steven E. Neeley
   -------------------------

Name:  Steven E. Neeley
      ----------------------

Title:  President
      ----------------------

STEVEN E. NEELEY

By: /s/ Steven E. Neeley
   -------------------------

VALERIE J. NEELEY

By: /s/ Valerie J. Neeley
   -------------------------